EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-136821 on Form S-8 of the Syntel, Inc. Amended and Restated Stock Option and Incentive Plan and the Syntel, Inc. Amended and Restated Employee Stock Purchase Plan, Registration Statement No. 333-215131 on Form S-8 pertaining to the Syntel, Inc. 2016 Incentive Plan, and Registration Statement No. 333-162060 on Form S-3A of Syntel, Inc. and subsidiaries of our report dated February 26, 2018 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

February 26, 2018